UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 28, 2006

Sheffield Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

01-12584 (Commission File Number)	13-3808303 (IRS Employer Identification No.)

3985 Research Park Drive

Ann Arbor, MI 48108

(Address of principal executive offices and zip code)

(734) 332-7800

 (Registrant’s telephone number including area code)

 (Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

In connection with a private offering of Units, with each Unit consisting of 148,525 shares of the Registrant’s common stock and 74,263 warrants to purchase 74,263 shares of the Registrant’s common stock, the Registrant entered into Unit Purchase Agreements from November 22, 2006 to November 27, 2006. The Unit Purchase Agreement provided for, among other things, the Registrant to sell, and the investor to purchase, the Units. A copy of the form of Unit Purchase Agreement is attached hereto as Exhibit 10.1. The Warrant Certificate is attached hereto as Exhibit 4.1.

Item 3.02      Unregistered Sales of Equity Securities.

Pursuant to the Unit Purchase Agreement, the Registrant issued and sold $9.2 million of Units for a total of 13,942,798 shares and 6,971,399 warrants. The net proceeds to the Registrant after deducting the placement agent’s fee and estimated offering expenses are estimated to be approximately $8.6 million. The warrants are exercisable upon issuance through November 2011 at an exercise price of $.74. Pursuant to the placement agent agreement entered into in connection with the offering, the placement agent was also issued a warrant to purchase 1,861,108 shares of common stock of the Registrant. The Units were issued by the Registrant in a private placement in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits

4.1 Form of Warrant Certificate

10.1 Form of Unit Purchase Agreement

99.1 Press release issued on November 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 1, 2006	Sheffield Pharmaceuticals, Inc. (Registrant) By: /s/ Steve H. Kanzer Name: Steve H. Kanzer Title: Chairman and Chief Executive Officer